Exhibit 99.1

ONE LIBERTY PROPERTIES, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

~ Produces FFO of $0.35 per Diluted Share For Fourth Quarter 2010 ~

~ Grew Rental Income 9.9% Quarter Over Quarter ~

~ Acquires Fourteen Properties in 2010 for $72.3 Million ~

~ Issues 2.7 Million Common Shares, Generating Net Proceeds of $40.6 Million ~

GREAT NECK, New York, March 15, 2011 — One Liberty Properties, Inc. (NYSE: OLP), an owner of a geographically diversified portfolio of retail, industrial, office and other properties primarily under long term leases in the United States, today announced operating results for the  quarter and year ended December 31, 2010.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty commented, “During 2010, we made meaningful progress in our efforts to grow and improve our portfolio through select acquisitions and dispositions.  During the year we acquired fourteen properties and sold two. We continue to take advantage of our extensive network of relationships to leverage these opportunities as we seek to grow our portfolio.  As we look to 2011, the success of our recent capital raise and increased line of credit provides us with approximately $58 million of capacity to support additional growth. We expect to pursue additional acquisitions to drive increased stockholder value in the years ahead.”

Operating Results:

Total revenues for the three months ended December 31, 2010 increased 9.9% to $10.66 million compared to $9.70 million for the three months ended December 31, 2009.

Total operating expenses for the fourth quarter of 2010 increased to $5.0 million compared to $4.0 million for the fourth quarter in the prior year. The $1.0 million increase was primarily attributable to the addition of 14 properties during 2010 which resulted in increases of $442,000 in real estate expenses, $214,000 of real estate acquisition costs, and $290,000 of depreciation and amortization expense.

Income from continuing operations in the fourth quarter of 2010 was $1.6 million or $0.14 per diluted share compared to $3.4 million or $0.30 per diluted share in the fourth quarter of 2009. Contributing to the differential between the periods is the inclusion in the 2009 results of $951,000 or $0.08 per diluted share of income from a litigation settlement.

The Company generated Funds from Operations (“FFO”) of $4.1 million or $0.35 per diluted share for the quarter ended December 31, 2010 as compared to $5.5 million or $0.49 per diluted share in corresponding period of the prior year. Contributing to the differential between the periods was a $657,000 ($0.06 per diluted share) decrease in rental income in the 2010 period related to a tenant that represented 2.1% of the Company’s 2010 rental income that filed for bankruptcy protection in February 2011 and the inclusion in the 2009 period of $951,000 or $0.08 per diluted share from a litigation settlement.  A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included later in this release.

Full Year 2010 Operating Results:

For 2010, total revenues rose to $41.9 million or 4.1% over 2009, primarily due to the impact of acquisitions. Total revenues for 2009 includes a $1.8 million lease termination fee. Excluding the effect of such fee, the Company’s 2010 year over year revenue growth would have been 8.9%.

The Company generated net income of $9.3 million or $0.81 per diluted share in 2010 compared to $19.6 million or $1.82 per diluted share in 2009. The Company’s 2009 results included a gain on sale of properties which contributed to income from discontinued operations of $7.6 million or $0.70 per diluted share and a $951,000 or $0.09 per diluted share from a litigation settlement.

FFO for 2010 was $18.2 million or $1.58 per diluted share compared to 2009 FFO of $23.3 million or $2.15 per diluted share. Included in FFO for 2009 was $1.8 million or $0.17 per diluted share from a lease termination fee and $951,000 or $0.09 per diluted share from a litigation settlement.

Acquisitions:

During the fourth quarter of 2010 the Company acquired five properties for approximately $ 30.6 million. The acquisitions included:

•                  A supermarket and related parking facility leased to Whole Foods Market, Inc., located in West Hartford, Connecticut, for $20.6 million,

•                  Two retail properties located in Houston, Texas for $7.4 million,

•                  A Ruby Tuesday restaurant in Island Park, New York for $2.6 million

Subsequent Events:

In February 2011, the Company issued 2.7 million common shares generating net proceeds of approximately $40.6 million. The Company used the proceeds to pay down $7.7 million in mortgage debt (bearing a weighted average interest rate of 7.9%) and $26.2 million of the outstanding balance on its credit facility; the remainder is to be used for other general corporate purposes and potential acquisitions. As of March 15, 2011, the Company has approximately $58 million of capacity to fund its growth in the coming years.

In January 2011, the Company amended its credit line to increase the borrowing capacity by $15.0 million to $55 million.

Balance Sheet:

The Company had $7.7 million of cash and cash equivalents at December 31, 2010. At December 31, 2010, total assets were $444.6 million, total debt was $251.5 million and stockholders’ equity was $179.2 million.

Non-GAAP Financial Measures:

One Liberty believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. One Liberty presents FFO because it considers FFO to be an important supplemental measure of One Liberty’s operating performance. One Liberty believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”) historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

One Liberty has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as “net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.” FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. Management believes this is appropriate and relevant to securities analysts, investors and other interested parties and may not be comparable to similarly titled measures as reported by others.

Forward Looking Statement

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated under the laws of Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail, industrial, office and other properties under long term leases. Substantially all of our leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Rental income, net - Note 1	$10,660	$9,701	$41,872	$38,454
Lease termination fee	—	—	—	1,784
Total revenues	10,660	9,701	41,872	40,238

Operating expenses:
Depreciation and amortization	2,385	2,095	8,825	8,429
General and administrative	1,679	1,586	6,941	6,481
Real estate acquisition costs	273	59	1,010	59
Real estate expenses	632	190	1,543	666
Leasehold rent	77	77	308	308
Total operating expenses	5,046	4,007	18,627	15,943

Operating income	5,614	5,694	23,245	24,295

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	93	110	446	559
Gain on disposition of real estate held by unconsolidated joint venture	—	—	107	—
Other income, including realized gain on sale of available-for-sale securities and interest income	42	66	308	358
Interest:
Expense	(3,935)	(3,266)	(14,574)	(13,385)
Amortization of deferred financing costs	(174)	(142)	(626)	(724)
Income from settlement with former president	—	951	—	951

Income from continuing operations	1,640	3,413	8,906	12,054

Discontinued operations:
Income from operations - Note 2	—	(65)	165	1,162
Impairment charges	—	—	—	(229)
Gain on troubled mortgage restructuring, as a result of conveyance to mortgagee	—	—	—	897
Net gain on sales	—	5,757	235	5,757

Income from discontinued operations	—	5,692	400	7,587

Net income	$1,640	$9,105	$9,306	$19,641

Net income per common share - diluted:
Income from continuing operations	$0.14	$0.30	$0.78	$1.12
Income from discontinued operations	—	0.51	0.03	0.70
Net income per common share - diluted	$0.14	$0.81	$0.81	$1.82

Funds from operations - Note 3	$4,103	$5,548	$18,160	$23,272

Funds from operations per common share-diluted - Note 4	$0.35	$0.49	$1.58	$2.15

Weighted average number of common shares outstanding:
Basic	11,531	11,104	11,465	10,651
Diluted	11,631	11,234	11,510	10,812

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of of $(140) and $1,131 for the three months and year ended December 31, 2010 and $524 and $1,119 for the three months and year ended December 31, 2009, respectively.

Note 2 - Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $0 and $4 for the three months and year ended December 31, 2010 and $8 and $32 for the three months and year ended December 31, 2009, respectively.

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Note 3 - Funds from operations is summarized in the following table:
Net income	$1,640	$9,105	$9,306	$19,641
Add: depreciation of properties	2,367	2,108	8,829	9,001
Add: our share of depreciation in unconsolidated joint ventures	78	80	314	323
Add: amortization of capitalized leasing expenses	18	12	53	64
Deduct: net gain on sales of real estate	—	(5,757)	(235)	(5,757)
Deduct: our share of net gain on sale-unconsolidated joint venture	—	—	(107)	—
Funds from operations	$4,103	$5,548	$18,160	$23,272

Note 4 - Funds from operations per common share is summarized in the following table:
Net income	$0.14	$0.81	$0.81	$1.82
Add: depreciation of properties	0.21	0.18	0.77	0.83
Add: our share of depreciation in unconsolidated joint ventures	—	0.01	0.03	0.03
Add: amortization of capitalized leasing expenses	—	—	—	—
Deduct: net gain on sales of real estate	—	(0.51)	(0.02)	(0.53)
Deduct: our share of net gain on sale-unconsolidated joint venture	—	—	(0.01)	—
Funds from operations per common share-diluted	$0.35	$0.49	$1.58	$2.15

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	December 31,
	2010	2009
ASSETS
Real estate investments, net	$401,633	$341,885
Properties held for sale, including related assets of $146	—	3,954
Investment in unconsolidated joint ventures	4,777	5,839
Cash and cash equivalents	7,732	28,036
Available for sale securities (including $3,999 of treasury bills at 12/31/09)	422	6,762
Unbilled rent receivable	11,250	10,560
Unamortized intangible lease assets	11,594	7,157
Other assets	7,215	4,493
Total assets	$444,623	$408,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgages payable	$215,308	$190,518
Line of credit	36,200	27,000
Unamortized intangible lease liabilities	4,982	4,827
Other liabilities	8,950	6,213
Total liabilities	265,440	228,558

Stockholders’ equity	179,183	180,128
Total liabilities and stockholders’ equity	$444,623	$408,686